As filed with the Securities and Exchange Commission on July 1, 1998.
                              Registration No. 333-
       -----------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                 ---------------

                                    FORM S-8
                             Registration Statement
                                      Under
                           The Securities Act of 1933
                                 ---------------

                           METRIKA SYSTEMS CORPORATION
             (Exact name of registrant as specified in its charter)
                                 ---------------

      DELAWARE                                                   33-0933537
(State or other jurisdiction of                                (I.R.S. Employer
 incorporation or organization)                           Identification Number)

                          5788 Pacific Center Boulevard
                           San Diego, California 92121
               (Address of Principal Executive Offices) (Zip Code)


                METRIKA SYSTEMS CORPORATION EQUITY INCENTIVE PLAN

      METRIKA SYSTEMS CORPORATION DEFERRED COMPENSATION PLAN FOR DIRECTORS

  THERMO ELECTRON CORPORATION - METRIKA SYSTEMS CORPORATION NONQUALIFIED STOCK
                                      OPTION PLAN

 THERMO INSTRUMENT SYSTEMS INC. - METRIKA SYSTEMS CORPORATION NONQUALIFIED STOCK
                                      OPTION PLAN

                THERMO ELECTRON CORPORATION MONEYMATCH PLUS PLAN

           METRIKA SYSTEMS CORPORATION EMPLOYEES' STOCK PURCHASE PLAN

             THERMO ELECTRON CORPORATION DIRECTORS STOCK OPTION PLAN

           THERMO INSTRUMENT SYSTEMS INC. DIRECTORS STOCK OPTION PLAN

                           (Full Titles of the Plans)

                          Sandra L. Lambert, Secretary
                           Metrika Systems Corporation
                         c/o Thermo Electron Corporation
                                 81 Wyman Street
                                 P. O. Box 9046
                        Waltham, Massachusetts 02254-9046
                     (Name and Address of Agent for Service)

                                  (781) 622-1000
          (Telephone Number, Including Area Code, of Agent For Service)

                                   Copies to:
                    Seth H. Hoogasian, Esq., General Counsel
                           Metrika Systems Corporation
                         c/o Thermo Electron Corporation
                                 81 Wyman Street
                                 P. O. Box 9046
                        Waltham, Massachusetts 02254-9046

                                 ---------------

                         CALCULATION OF REGISTRATION FEE


    Title of                                   Proposed
   securities      Amount       Proposed       Maximum            Amount of
     to be         to be        Maximum       Aggregate          Registration
 registered      registered     Offering    Offering Price            Fee
                               Price Per
                                 Share
  Common Stock,
 $.01 par       1,412,500       $16.75(3)    $23,659,375 (3)        $6,980
  value per       shares
   share         (1)(2)


      In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein and an indeterminate number of shares of the Registrant's Common Stock as may be issuable in connection with adjustments under the employee benefit plans described herein to reflect certain changes in the Registrant's capital structure, including stock dividends or stock splits.

(1) The shares registered hereunder are divided among the various plans as set forth in the following table:

      Name of Plan                                               No. of Shares

      Metrika Systems Corporation
            Equity Incentive Plan                                     800,000

      Metrika Systems Corporation Deferred
            Compensation Plan for Directors                            12,500

      Thermo Electron Corporation - Metrika Systems Corporation
            Nonqualified Stock Option Plan                            150,000

      Thermo Instrument Systems Inc. - Metrika Systems
            Corporation Nonqualified Stock
            Option Plan                                                75,000


      Thermo Electron Corporation MoneyMatch Plus Plan                200,000

      Metrika Systems Corporation Employees'
            Stock Purchase Plan                                        50,000


      Thermo Electron Corporation Directors
            Stock Option Plan                                         100,000

      Thermo Instrument Systems Inc. Directors
            Stock Option Plan                                          25,000

(2) The number of shares of Common Stock which will actually be issued under the Thermo Electron Corporation MoneyMatch Plus Plan (the "MoneyMatch Plan") cannot be determined at this time, as the number of shares of Common Stock purchased by the administrator of the MoneyMatch Plan will depend on the amount of contributions to be used to purchase shares of the Registrant's Common Stock in the open market and the prevailing market prices.

(3) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933. The calculation of the proposed maximum aggregate offering price has been based upon (1) the registration hereunder of an aggregate of 1,412,500 shares and (2) the average of the high and low sales prices, $16.875 and $16.625, respectively, of the Registrant's Common Stock on the American Stock Exchange on June 29, 1998 as reported in the consolidated reporting system.

                                      II-1
                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      The information required by Part I is included in documents sent or given to the respective participants in the plans listed on the cover page of this Registration Statement pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). As used in this Registration Statement, the terms "Registrant" or "Company" refer to Metrika Systems Corporation.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

      The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

            (a) The Company's Annual Report on Form 10-K for the fiscal year ended January 3, 1998.

            (b) The Company's Quarterly Report on Form 10-Q for the fiscal year ended April 4, 1998.

            (c) The description of the Common Stock which is contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act, as such description may be amended from time to time.

      All reports or proxy statements filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold, or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Item 4.  Description of Securities.

      Not applicable.






Item 5.  Interests of Named Experts and Counsel.

      The validity of the Common Stock offered hereby has been passed upon by Seth H. Hoogasian, Esq., General Counsel of the Company. Mr. Hoogasian is a full-time employee of Thermo Electron Corporation ("Thermo Electron"), the majority stockholder of Thermo Instrument Systems Inc. ("Thermo Instrument"), which in turn is the majority stockholder of the Company, is an officer of the Company, Thermo Instrument and Thermo Electron, and owns or has the right to acquire, pursuant to the exercise of stock options, 2,500 shares of Common Stock, 20,973 shares of the common stock, $.10 par value per share, of Thermo Instrument Systems Inc. and 102,926 shares of the common stock, $1.00 par value per share, of Thermo Electron.

Item 6.  Indemnification of Directors and Officers.

      The Delaware General Corporation Law and the Company's Certificate of Incorporation and By-Laws limit the monetary liability of directors to the Company and to its stockholders and provide for indemnification of the Company's officers and directors for liabilities and expenses that they may incur in such capacities. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. The Company also has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law.

      Thermo Electron has an insurance policy which insures the directors and officers of Thermo Electron and its subsidiaries, including the Company, against certain liabilities which might be incurred in connection with the performance of their duties.

Item 7.  Exemption of Registration Claimed.

      Not Applicable.

Item 8.  Exhibits.

      The Exhibit Index immediately preceding the exhibits is attached hereto and incorporated herein by reference.

Item 9.  Undertakings.

      (a)   The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)    To include any prospectus required by Section 10(a)(3)
                           of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 30th day of June, 1998.

                                    METRIKA SYSTEMS CORPORATION


                                    By: /s/ Ernesto A. Corte
                                        Ernesto A. Corte
                                        President and
                                        Chief Executive Officer


                                POWER OF ATTORNEY

      Each of the undersigned Directors and Officers of Metrika Systems Corporation hereby appoints John N. Hatsopoulos, Paul F. Kelleher, Melissa F. Riordan, Seth H. Hoogasian and Sandra L. Lambert, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

          Signature                         Title                        Date


                              President, Chief Executive
                              Officer and
/s/ Ernesto A. Corte          Director                           June 30, 1998
--------------------
Ernesto A. Corte


                                Chief Financial Officer and
/s/ John N. Hatsopoulos         Senior Vice President            June 30, 1998
-----------------------
John N. Hatsopoulos

/s/ Paul F. Kelleher            Chief Accounting Officer         June 30, 1998
--------------------
Paul F. Kelleher

                                Chairman of the Board and        June 30, 1998
/s/ Denis A. Helm               Director
--------------------
Denis A. Helm

/s/ Joseph A. Baute             Director                         June 30, 1998
-------------------
Joseph A. Baute


/s/ Willard R. Becraft          Director                         June 30, 1998
----------------------
Willard R. Becraft


/s/ John T. Keiser              Director                         June 30, 1998
------------------
John T. Keiser


/s/ Earl R. Lewis               Director                         June 30, 1998
-----------------
Earl R. Lewis


____________________                 Director                    June 30, 1998
--------------------
Arvin H. Smith

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Plan Administrator of the Thermo Electron Corporation MoneyMatch Plus Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on this 30th day of June, 1998.

                                             Thermo Electron Corporation
                                             MoneyMatch Plus Plan

                                        By:  Thermo Electron Corporation,
                                             Plan Administrator



                                    By: /s/ Melissa F. Riordan
                                         Melissa F. Riordan
                                          Treasurer

                                  EXHIBIT INDEX


Exhibit
Number            Description


5.1               Opinion of Seth H. Hoogasian, Esq.

5.2 Internal Revenue Service Determination Letter, dated May 15, 1995, with respect to the qualification of the Thermo Electron Corporation MoneyMatch Plus Plan under Section 401 of the Internal Revenue Code.

23.1              Consent of Arthur Andersen LLP

23.2              Consent of Seth H. Hoogasian, Esq.
                  (contained in his opinion filed as
                  Exhibit 5).

24                Power of Attorney (see  signature  pages to this  Registration
                  Statement).

                                                                 EXHIBIT 5.1



                           Metrika Systems Corporation
                          5788 Pacific Center Boulevard
                           San Diego, California 92121




                                                      June 30, 1998

Metrika Systems Corporation
5788 Pacific Center Boulevard
San Diego, California 92121


Re:   Registration Statement on Form S-8
      Relating to 1,412,500 Shares of the Common Stock,
      $.01 par value, of Metrika Systems Corporation

Dear Sirs:

     I am General Counsel to Metrika Systems Corporation, a Delaware corporation (the "Company"), and have acted as counsel in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 (the "Registration Statement"), of 1,412,500 shares of the Company's Common Stock, $.01 par value per share (the "Shares") subject to the following employee benefit plans (each, a "Plan"), as well as an indeterminate amount of related interests in such Plans (the "Interests"): Metrika Systems Corporation Equity Incentive Plan, Metrika Systems Corporation Deferred Compensation Plan for Directors, Thermo Electron Corporation - Metrika Systems Corporation Nonqualified Stock Option Plan, Thermo Instrument Systems Inc. - Metrika Systems Corporation Nonqualified Stock Option Plan, Thermo Electron Corporation MoneyMatch Plus Plan, Metrika Systems Corporation Employees' Stock Purchase Plan, Thermo Electron Corporation Directors Stock Option Plan, and Thermo Instrument Systems Inc. Directors Stock Option Plan.

      I or a member of my legal staff have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. I or a member of my legal staff have also examined and relied upon originals or copies, certified or otherwise authenticated to my satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's representatives all questions of fact that I have deemed necessary or appropriate.




      Based upon and subject to the foregoing, I am of the opinion that:

      1. The Company is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware.

      2. The issuance and sale of the Shares as contemplated in the Registration Statement have been duly authorized by the Company.

      3. The Shares, when issued and sold in accordance with the provisions of the applicable Plan, will be validly issued, fully paid and nonassessable.

     I am also of the opinion that the respective Plans confer valid Interests upon the participants in such Plans, to the extent and upon the terms and conditions described in such Plans.

     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                                  Very truly yours,

                                                  /s/ Seth H. Hoogasian

                                                      Seth H. Hoogasian
                                                      General Counsel

                                                                    EXHIBIT 5.2



Internal Revenue Service                          Department of the Treasury
District Director
G.P.O. Box 1680
Brooklyn, NY 11202

                                                 Employer Identification Number:
Date:  May 15, 1995                                   04-2209186
                                                  File Folder Number:
                                                       043002050
THERMO ELECTRON CORPORATION                       Person to Contact:
81 WYMAN STREET                                        SANDRA JORDAN
WALTHAM, MA 02254                                 Contact Telephone Number:
                                                       (617) 565-7808
                                                  Plan Name:
                                                  THERMO ELECTRON CORPORATION
                                                  MONEY MATCH PLUS PLAN
                                                  Plan Number: 001

Dear Applicant:

      We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

      Continued  qualification of the plan under its present form will depend on
its  effect  in  operation.   (See  section  1.401-1(b)(3)  of  the  Income  Tax
Regulations.) We will review the status of the plan in operation periodically.

      The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

      This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

      This determination is subject to your adoption of the proposed amendments submitted in your letter dated December 30, 1994. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401 (b).

      This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

     This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

      This plan satisfies the nondiscriminatory current availability requirements of section 1.401 (a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

      This plan satisfies the nondiscriminatory current availability requirements of section 1.401 (a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410 (b) of the Code.

      This plan also satisfies the requirements of section 1.401(a)(4)-4(b) of the regulations with respect to the specific benefits, rights, or features for which you have provided information.

     This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

      The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

      We have sent a copy of this letter to your representative as indicated in the power of attorney.

      If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                                Sincerely yours,


                                                /s/ Herbert J. Huff
                                                Herbert J. Huff
                                                District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide
  for Employee Benefit Plans
Addendum

                                                                 Exhibit 23.1


                     [ARTHUR ANDERSEN LLP LETTERHEAD]



            Consent of Independent Public Accountants
            -----------------------------------------


     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8 for the Metrika Systems Corporation Equity Incentive Plan, Metrika Systems Corporation Deferred Compensation Plan for Directors, Thermo Electron Corporation - Metrika Systems Corporation NonQualified Stock Option Plan, Thermo Instrument Systems Inc. - Metrika Systems Corporation NonQualified Stock Option Plan, Thermo Electron Corporation Moneymatch Plus Plan, Metrika Systems Corporation Employees' Stock Purchase Plan, Thermo Electron Corporation Directors Stock Option Plan, and Thermo Instrument Systems Inc. Directors Stock Option Plan, of our report dated February 17, 1998, included in Metrika Systems Corporation's Annual Report on Form 10-K for the year ended January 3, 1998, and to all references to our Firm included in this registration statement.


                                                Arthur Andersen LLP



Boston, Massachusetts
June 25, 1998